                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MICRON TECHNOLOGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                [LOGO OF MICRON TECHNOLOGY, INC. APPEARS HERE]

                               ----------------

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 18, 1996

To the Shareholders:

  Notice Is Hereby Given that the 1996 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation (the "Company"), will be held on November 18, 1996, at 9:00 a.m., Mountain Standard Time, at the BOISE CENTRE ON THE GROVE, 850 W. FRONT STREET, BOISE, IDAHO 83702, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected and qualified.

  2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending August 28, 1997.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on September 27, 1996, are entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for the ten-day period ending immediately preceding the date of the meeting, at the Company's headquarters at 8000 S. Federal Way, Boise, Idaho 83706-9632.

  Attendance at the Annual Meeting will be limited to shareholders and guests of the Company. Shareholders will be required to furnish proof of ownership of the Company's Common Stock before being admitted to the meeting. Shareholders holding shares in the name of a broker or other nominee are requested to bring a statement from the broker or nominee confirming their ownership in the Company's Stock. Directions to the meeting's location accompany the Proxy Statement.

  To ensure your representation at the meeting, you are urged to vote, sign, date, and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. The shareholders attending the meeting may vote in person even if they have returned a proxy.

                                          By Order of the Board of Directors

                                          Roderic W. Lewis
                                          Vice President, General Counsel
                                          and Corporate Secretary

Boise, Idaho
October 18, 1996

           YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN

  Please indicate your voting instructions on the enclosed proxy card, date and sign it, and return it in the envelope provided, which is addressed for your convenience. No postage is required if mailed in the United States.

                        PLEASE MAIL YOUR PROXY PROMPTLY

                [LOGO OF MICRON TECHNOLOGY, INC. APPEARS HERE]

                              8000 S. FEDERAL WAY
                            BOISE, IDAHO 83706-9632

                               ----------------

                                PROXY STATEMENT

                      1996 ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 18, 1996

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed Proxy is solicited on behalf of the Board of Directors of Micron Technology, Inc. (the "Company"), for use at the 1996 Annual Meeting of Shareholders to be held on November 18, 1996, at 9:00 a.m., Mountain Standard Time, or at any adjournment thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of 1996 Annual Meeting of Shareholders. The Annual Meeting will be held at the BOISE CENTRE ON THE GROVE, 850 W. FRONT STREET, BOISE, IDAHO 83702. Directions to the Annual Meeting accompany this Proxy Statement. The Company's telephone number is (208) 368-4000.

  This Proxy Statement and enclosed Proxy are first being mailed on or about October 18, 1996, to all shareholders entitled to vote at the meeting.

RECORD DATE

  Shareholders of record at the close of business on September 27, 1996 (the "Record Date"), are entitled to notice of and to vote at the meeting.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Proposals of shareholders of the Company which are intended to be presented at the Company's 1997 Annual Meeting of Shareholders, must be received by the Company no later than June 17, 1997, and otherwise be in compliance with the Company's Certificate of Incorporation and Bylaws and with applicable laws and regulations in order to be included in the proxy statement and form of proxy relating to that meeting.

REVOCABILITY OF PROXY

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

SOLICITATION

  The cost of solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or telegram. The Company intends to use the services of Beacon Hill Partners, Inc., a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost will be approximately $5,000.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES

  The Company has only one class of stock outstanding, the Company's Common Stock, $.10 par value per share (the "Common Stock"). At the Record Date, 208,922,768 shares of the Company's Common Stock were issued and outstanding.

VOTING RIGHTS

  Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, each shareholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters, including the election of directors, unless cumulative voting for the election of directors is required. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect of voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus a broker non-vote will not effect the outcome of the voting on a proposal.


  Cumulative voting for the election of directors shall not be required unless at least one shareholder has given written notice of the intention to cumulate votes at least 15 days prior to the date of the meeting. In the event cumulative voting is requested, every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than seven candidates. In the event cumulative voting is required, the persons authorized to vote shares represented by proxies shall have the authority and discretion to vote such shares cumulatively for any candidate or candidates for whom authority to vote has not been withheld. The seven nominees for director receiving the highest number of votes cast will be elected, whether or not any one of them receives the vote of a majority of the shares represented and entitled to vote at the Annual Meeting. Abstentions and broker nonvotes as to the election of the directors will not count as votes cast "FOR" or "AGAINST" any nominee.

VOTING OF PROXIES

  The shares of Common Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors and (ii) FOR ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for fiscal 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth security ownership information as of August 29, 1996, for individuals or entities in the following categories at the Company's fiscal year end: (i) persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the "Summary Compensation Table" set forth herein, and (iv) all directors and executive officers as a group.

                                                        AMOUNT AND NATURE OF   PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP     CLASS
   -------------------------------------------------  ------------------------ ----------
   J.R. Simplot Company.............................  18,699,000        (1)(2)    8.95%
    999 Main Street, Suite 1300
    Boise, Idaho 83707
   John R. Simplot..................................  13,062,500           (3)    6.25%
    999 Main Street, Suite 1300
    Boise, Idaho 83707
   Steven R. Appleton...............................     185,510     (4)(5)(6)       *
   Donald D. Baldwin................................      78,800        (5)(6)       *
   Edward J. Heitzeberg.............................     205,700     (5)(6)(7)       *
   Jerry M. Hess....................................      22,000           (8)       *
   Robert A. Lothrop................................      39,625           (9)       *
   Tyler A. Lowrey..................................      78,602 (5)(6)(7)(10)       *
   Thomas T. Nicholson..............................   1,585,000          (11)       *
   Don J. Simplot...................................     154,020       (2)(12)       *
   Gordon C. Smith..................................         750          (13)       *
   Wilbur G. Stover, Jr.............................      51,402  (4)(5)(6)(7)       *
   All directors and executive officers
    as a group (20 persons)(2),(3),(5),(6),(8),
    (9),(10),(11),(12),(13),(14)....................  36,964,323                 17.66%

--------
  * Less than 1%

 (1) Includes 11,099,000 shares as to which J.R. Simplot Company has both voting and dispositive power and 7,600,000 shares as to which it has dispositive power but no voting power (see footnote (4) below). Does not include 5,000,000 shares as to which it has voting power but no dispositive power and 2,600,000 shares as to which Simplot Canada Limited, a wholly-owned subsidiary of J.R. Simplot Company, has voting power but not dispositive power. Subject to certain conditions, J.R. Simplot Company and Simplot Canada Limited have the power to reclaim possession of, and dispositive power over, such 5,000,000 shares and 2,600,000 shares, respectively.

 (2) Mr. Don J. Simplot may also be deemed to be the beneficial owner of shares beneficially owned by J.R. Simplot Company. He is a shareholder, a director and the Corporate Vice President of J.R. Simplot Company and is a member of its Office of the Chairman.

 (3) Includes 917,600 shares held by a trust of which Mr. John R. Simplot is the trustee; 51 shares held by a limited partnership of which such trust is the general partner; 12,122,449 shares held by a limited partnership of which Mr. John R. Simplot is the general partner; and 22,400 shares held in joint tenancy with his spouse. Does not include 15,200 shares held by Mrs. Simplot. Also does not include the shares beneficially owned by J.R. Simplot Company.

 (4) Does not include 7,600,000 shares as to which Messrs. Appleton and Stover, in their respective capacities as Chairman of the Board and Chief Financial Officer of the Company, share voting power pursuant to irrevocable proxies issued in connection with forward sale transactions by J.R. Simplot Company and Simplot Canada Limited (see Certain Relationships and Related Transactions). These proxies are effective until the Company's annual meeting in 2003. Neither Mr. Appleton nor Mr. Stover has any dispositive power as to any of such 7,600,000 shares.

 (5) Does not include shares of Common Stock of Micron Communications, Inc. ("MCC"), a subsidiary of the Company, held by Mr. Appleton, 1,804; Mr. Baldwin, 1,804; Mr. Heitzeberg, 1,603; Mr. Lowrey, 1,804; Mr. Stover, 1,804; and all directors and executive officers as a group (8 persons), 15,950. The total number of shares of MCC held by all directors and executive officers as a group represents 1.68% of the total outstanding shares of MCC Common Stock. Also, does not include shares of Common Stock of Micron Display Technology, Inc. ("MDT"), a subsidiary of the Company, held by Mr. Appleton, 910; Mr. Baldwin, 4,580; Mr. Heitzeberg, 9,170; Mr. Lowrey, 910; and all directors and executive officers as a group (8 persons), 53,210 . The total number of shares of MDT held by all directors and executive officers as a group represents less than 1% of the total outstanding shares of MDT Common Stock.

 (6) Includes options to purchase shares of the Company's Common Stock exercisable within 60 days of August 29, 1996, under the Company's 1985 Incentive Stock Option Plan and the Company's 1994 Stock Option Plan in the following amounts: Mr. Appleton, 96,000; Mr. Baldwin, 41,800; Mr. Heitzeberg, 50,000; Mr. Lowrey, 71,002; Mr. Stover, 34,402; and all directors and executive officers as a group as of the fiscal year end (20 persons) 36,964,323.

 (7) Effective September 29, 1996, Messrs. Heitzeberg, Lowrey and Stover resigned from the Company's Board of Directors.

 (8) Includes 20,000 shares held directly in the name of Jerry M. Hess and 2,000 shares held in the name of J.M. Hess Construction Co.

 (9) Includes 40 shares held by Robert Lothrop and 39,585 shares held in joint tenancy with Mrs. Lothrop. Does not include 424 shares held by Mrs. Lothrop.

(10) Does not include 1,966 shares of Common Stock of Micron Quantum Devices, Inc. ("MQD"), a subsidiary of the Company, held by Mr. Lowrey, which represents less than 1% of the total outstanding shares of MQD Common Stock. No other directors or executive officers of the Company hold shares of MQD Common Stock.

(11) Includes 1,500,000 shares held by Thomas T. Nicholson directly, 10,000 shares held by Mountain View Equipment, 8,000 shares held by Miller-Nicholson, Inc., 7,000 shares held by MNI, 10,000 shares held by MNII and 50,000 shares held by Blacks Creek Ltd. Partnership. Does not include 16,670 shares held by Mrs. Nicholson.

(12) Includes 149,020 shares held by Don J. Simplot and 5,000 shares held by Don J. Simplot as custodian for his child.

(13) All shares are held in joint tenancy with Mrs. Gordon C. Smith.

(14) Includes 18,699,000 shares held by the J.R. Simplot Company which may be deemed to be beneficially owned by Don J. Simplot (see footnote (2) above).

                           BUSINESS TO BE TRANSACTED

1. ELECTION OF DIRECTORS

NOMINEES

  The Company's Bylaws currently provide for seven directors, and it is contemplated that a Board of seven directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's seven nominees named below, all of whom are presently directors of the Company. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board. The names of the seven nominees and certain information about them are set forth below:

                                                                                                SERVED
                                                                                                 AS A
                                                                                               DIRECTOR
NAME OF NOMINEE          AGE PRINCIPAL OCCUPATION                                               SINCE
---------------          --- --------------------                                              --------
Steven R. Appleton......  36 Chairman of the Board of Directors, Chief Executive Officer         1994(1)
                             and President of the Company
Jerry M. Hess...........  58 Chairman and Chief Executive Officer of J.M. Hess Construction      1994
                             Company, Inc.
Robert A. Lothrop.......  70 Retired, former Senior Vice President of J.R. Simplot Company       1994(2)
Thomas T. Nicholson.....  60 Vice President of Honda of Seattle                                  1980
Don J. Simplot..........  61 Member of Office of the Chairman and Corporate                      1982
                             Vice President of the J.R. Simplot Company
John R. Simplot.........  87 Retired, former Chairman of the Board of the J.R. Simplot Company   1980
Gordon C. Smith.........  67 Retired, former President and Chief Executive Officer of the        1990
                             J.R. Simplot Company

--------
(1) Mr. Appleton has served continuously as a member of the Board of Directors of the Company since May 23, 1994 with the exception of a nine day period in January 1996. Mr. Appleton also served as a member of the Board of Directors of the Company between April 1991 and July 1992.

(2) Mr. Lothrop also served as a member of the Board of Directors of the Company between August 1986 and July 1992.

  Each of the nominees has been engaged in his principal occupation set forth above during the past five years, except as follows:

  (i) During the past five years, Steven R. Appleton has served in various capacities with the Company, its subsidiaries and affiliates, including President and Chief Operating Officer and Vice President, Manufacturing of the Company; Chairman of the Board, President and Chief Executive Officer of Micron Semiconductor, Inc. (formerly a wholly owned subsidiary of the Company).

  (ii) Thomas T. Nicholson also serves as President of Mountain View Equipment, a farm equipment dealership, and is a partner of CC & T Land & Livestock.

  (iii) Don J. Simplot served as the President of Simplot Financial Corporation, a wholly owned subsidiary of the J.R. Simplot Company, from February 1985 until January 1992. In April 1994, Mr. Don Simplot was appointed as a member of Office of the Chairman of the J.R. Simplot Company, a privately held company involved in food processing and in manufacturing and marketing fertilizers and agricultural chemicals. Mr. Don Simplot is also a director of AirSensors, Inc., an alternative fuel conversion equipment company.

  (iv) John R. Simplot served as the Chairman of the Board of Directors of the J.R. Simplot Company prior to his retirement in April 1994. Mr. John R. Simplot currently holds the honorary title of Chairman Emeritus of the J.R. Simplot Company.

  (v) Gordon C. Smith served from May 1988 until his retirement in March 1994 as the President and Chief Executive Officer of the J.R. Simplot Company. Mr. Smith also served in various management positions from July 1980 until January 1992 for Simplot Financial Corporation, a wholly owned subsidiary of the J.R. Simplot Company.

  There is no family relationship between any director or executive officer of the Company, except between John R. Simplot and Don J. Simplot, who are father and son, respectively.

SECTION 16(a) COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements during the fiscal year ended August 29, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1996 the Company, J.R. Simplot Company ("JRSC") and United Water Idaho, Inc. agreed to jointly design, construct and operate a water pipeline near the Company's manufacturing facilities in Boise, Idaho. The Company contributed approximately $185,000 to Phase 1 of the project and JRSC contributed approximately $245,000 to Phase 1 of the project.

  In April 1996 Micron Electronics, Inc. purchased approximately 30 acres of land adjacent to its PC manufacturing facilities in Nampa, Idaho from Jerry Hess and AirStorage Inc. for approximately $575,000.

  In June 1996 Simplot Canada Limited ("SCL") entered into an agreement with the Canadian Imperial Bank of Commerce ("CIBC") for the forward sale of 2,600,000 shares of the Company's Common Stock. Pursuant to the terms of the agreement, delivery of the 2,600,000 shares is expected to occur in June 2003 or sooner upon the occurrence of certain events. In July 1996 JRSC entered into an agreement with CIBC for the forward sale of 5,000,000 shares of the Company's Common Stock. Pursuant to the terms of the agreement, delivery of the 5,000,000 shares is expected to occur in July 2003 or sooner upon the occurrence of certain events. In connection with these forward sale transactions, the Company's Chairman of the Board and Chief Financial Officer have been given irrevocable proxies, effective until the Company's Annual Meeting of Shareholders in 2003, to vote an aggregate of 7,600,000 shares of the Company's Common Stock held by JRSC. In addition, in connection with these transactions, the Company entered into Registration Rights Agreements with CIBC which require the Company to register for re-sale, under certain circumstances, the shares of Common Stock that are subject to the forward sales.

  In September 1996 the Company purchased approximately 80 acres of real property adjacent to the Company's manufacturing facilities in Boise, Idaho from JRSC for a purchase price of approximately $800,000.

  In October 1996 the Company purchased approximately 32 acres of real property from the J.R. Simplot Self Declaration of Revocable Trust for the construction of a freeway interchange near the Company's manufacturing facilities in Boise, Idaho. The purchase price for the property was approximately $221,000.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of sixteen meetings during the fiscal year ended August 29, 1996. The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

  The Audit Committee held two meetings during fiscal 1996. Mr. Nicholson and Mr. Smith served on the Audit Committee during all of fiscal 1996. Mr. Allen
T. Noble, a former director of the Company, served on the Audit Committee until his resignation from the Company's Board of Directors on February 5, 1996. Mr. Hess has served on the Audit Committee since February 5, 1996. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent accountants and evaluating the Company's accounting principles and system of internal accounting controls.

  The Compensation Committee held one meeting during fiscal 1996. Mr. Lothrop, Mr. Nicholson and Mr. John R. Simplot served on the Compensation Committee during all of fiscal 1996. Mr. Allen T. Noble, a former director of the Company, served on the Compensation Committee until his resignation from the Company's Board of Directors on February 5, 1996. The Compensation Committee is primarily responsible for reviewing and approving the compensation for the Company's officers. (See "Compensation Committee Interlocks and Insider Participation" set forth herein.)

  During fiscal 1996, all incumbent directors attended 75% or more of the total number of meetings of the Board of Directors and of the total number of meetings of all committees of the Board on which they served.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows all compensation paid to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 1996 for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                            ANNUAL COMPENSATION         COMPENSATION
                         --------------------------    ---------------
                                                                                           ALL OTHER
   NAME AND PRINCIPAL    FISCAL  SALARY                 OTHER ANNUAL         OPTIONS      COMPENSATION
      POSITION (1)        YEAR     (2)    BONUS (3)(4) COMPENSATION (5) GRANTED (#)(6)(7)      (8)
   ------------------    ------ -------- ----------    ---------------  ----------------- ------------
Steven R. Appleton        1996  $525,769 $1,553,179          $ 0              60,000        $29,772
 Chairman, CEO and        1995   450,000  1,239,540            0             120,000         57,017
  President               1994   436,624    640,246            0             100,000         42,397

Tyler A. Lowrey           1996   525,769  1,531,263            0              60,000         10,097
 Vice Chairman and Chief  1995   450,000  1,245,274            0             120,000         15,262
Operations Officer (9)    1994   436,624    613,818            0             100,000          4,717

Wilbur G. Stover, Jr.     1996   330,384    844,700            0              50,000         15,111
 Vice President,          1995   233,385    576,845            0              72,000         12,249
 Finance, CFO             1994   156,692    189,385            0              49,998          4,176

Edward J. Heitzeberg      1996   216,923    788,291            0              45,000         25,295
 Vice President, Design,  1995   200,000    613,047            0              80,000         25,000
 Product Engineering and  1994   196,836    227,507            0              75,000         20,642
 Quality Assurance

Donald D. Baldwin         1996   217,500    712,646            0              45,000         20,850
 Vice President, Sales    1995   205,000    516,027            0              64,000         20,447
                          1994   200,949    201,758            0              75,000         16,112

----------------

(1) Represents the Chief Executive Officer and four most highly compensated executive officers, other than the Chief Executive Officer, in their respective positions at the end of fiscal 1996.

(2) Includes compensation deferred by the employee under the Company's Section 401(k) retirement plan.

(3) Includes executive bonuses earned and paid during the fiscal year for financial performance goals relating to previous fiscal years. See the subheading "Payment/Exercise Restrictions" under "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION" set forth herein.

(4) Includes profit sharing and bonus compensation paid for achievement of performance milestones and the filing and issuance of patents.

(5) Excludes the payment of certain perquisites and other benefits which in the aggregate did not exceed the lesser of $50,000 or 10% of the named executive's salary and bonus for such year.

(6) Includes options to purchase shares of the Company's Common Stock under the Company's 1985 Incentive Stock Option Plan and the 1994 Stock Option Plan (the "Stock Plans").

(7) Options granted under the Stock Plans reflect a 2-for-1 stock split effected in the form of a stock dividend as of May 4, 1995, and a 5-for-2 stock split effected in the form of a stock dividend, as of April 1, 1994.

(8) Consists of (i) Company contributions made on the named executive's behalf to the Section 401(k) retirement plans; and (ii) cash paid to the named executive under the Company's time-off plan.

(9) During the fiscal year ended August 29, 1996, Mr. Lowrey served as the Company's Chief Executive Officer for a nine day period in January 1996. At other times during the fiscal year Mr. Lowrey served as Vice Chairman and Chief Operations Officer. On September 29, 1996, Mr. Lowrey resigned as Vice Chairman and as a director of the Company and as of September 30, 1996 Mr. Lowrey no longer served as an officer of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on options granted under the Company's 1994 Stock Option Plan in fiscal 1996 to the Named Executive
Officers:

                                       INDIVIDUAL GRANTS
                           -----------------------------------------
                                    PERCENT OF
                                      TOTAL     EXERCISE             POTENTIAL REALIZABLE VALUE
                                     OPTIONS     OR BASE               AT ASSUMED ANNUAL RATES
                           OPTIONS  GRANTED TO    PRICE              OF STOCK PRICE APPRECIATION
                           GRANTED EMPLOYEES IN    PER    EXPIRATION     FOR OPTION TERM(3)
   NAME                    (#)(1)  FISCAL YEAR  SHARE (2)    DATE         5%            10%
   ----                    ------- ------------ --------- ---------- ------------- --------------
Steven R. Appleton.......... 60,000      1.80%     $80.25    10/2/01   $   1,637,561 $   3,715,066
Tyler A. Lowrey............. 60,000      1.80%      80.25    10/2/01       1,637,561     3,715,066
Wilbur G. Stover, Jr........ 50,000      1.50%      80.25    10/2/01       1,364,634     3,095,889
Edward J. Heitzeberg........ 45,000      1.35%      80.25    10/2/01       1,228,170     2,786,300
Donald D. Baldwin........... 45,000      1.35%      80.25    10/2/01       1,228,170     2,786,300

----------------
(1) Options granted under the Company's 1994 Stock Option Plan typically have a six (6) year term and vest over a five (5) year period in increments of twenty percent (20%) per year. Options under such plan may be granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). ISOs are granted with an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant, as defined under the plan. All NSOs granted and set forth in the above table were granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

(2) Does not reflect an option exchange program (the "Exchange Program") approved by the Company's Board of Directors on September 30, 1996. Pursuant to the Exchange Program employees with options having an exercise price in excess of $30.00 per share under the Company's Stock Plans may elect to exchange such options for nonstatutory stock options having (i) an exercise price equal to the average closing price of the Company's Common Stock for the five business days preceding October 18, 1996, and
    (ii) generally the same terms and conditions, including vesting and expiration terms, as the options surrendered; provided, however, that nonstatutory options cannot be exercised prior to January 18, 1997. Options to purchase 2.8 million shares of the Company's Common Stock under the 1985 Stock Option Plan are eligible for exchange for options issued under the Nonstatutory Stock Option Plan adopted by the Board of Directors on September 30, 1996. Options to purchase 907,000 shares of the Company's Common Stock are eligible for exchange under the 1994 Stock Option Plan.

(3) Potential realizable value is based on an assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the six year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information regarding option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at August 29, 1996:

                                                         NUMBER OF           VALUE OF
                                                   SECURITIES UNDERLYING UNEXERCISED IN-
                                                        UNEXERCISED         THE-MONEY
                                                       OPTIONS/SARS        OPTIONS/SARS
                                                         AT FISCAL          AT FISCAL
                                                         YEAR-END          YEAR-END(1)
                                                   --------------------- ----------------
                             SHARES
                         ACQUISITION ON   VALUE       EXERCISABLE(E)      EXERCISABLE(E)
          NAME            EXERCISE (#)   REALIZED    UNEXERCISABLE(U)    UNEXERCISABLE(U)
          ----           -------------- ---------- --------------------- ----------------
Steven R. Appleton......     71,750     $2,738,521         77,956 (E)       $1,036,024 (E)
                                                          331,002 (U)        3,506,367 (U)
Tyler A. Lowrey.........     84,000      2,303,289              0 (E)                0 (E)
                                                          281,002 (U)        2,467,428 (U)
Wilbur G. Stover, Jr....     39,398        794,279              0 (E)                0 (E)
                                                          161,602 (U)        1,089,623 (U)
Edward J. Heitzeberg....     44,000      1,473,619         46,000 (E)          453,205 (E)
                                                          188,000 (U)        1,515,947 (U)
Donald D. Baldwin.......     59,800      2,534,369              0 (E)                0 (E)
                                                          170,200 (U)        1,373,815 (U)

----------------

(1) Represents the difference between the exercise price of the options and $23.00, the average closing price of the Company's Common Stock for the five business days preceding August 29, 1996.

COMPENSATION OF DIRECTORS

  Directors' Fees

  Directors who are employees of the Company receive no additional or special remuneration for their service as directors. Directors who are not employees of the Company are entitled to receive a director fee of $4,000 for each Board of Directors meeting attended. The Company also reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings. Directors do not receive any additional or special remuneration for their service on any of the committees established by the Board of Directors.

  Mr. Lothrop has entered into agreements with the Company pursuant to which the receipt of his director fees is deferred until the first business day of the calendar year in which he no longer serves as a director of the Company. Deferred amounts, in the case of termination of service as a director, are paid in five annual installments. In the event of death, the balance then owed is paid in a single sum as soon as practicable following the death of the director or former director. All amounts deferred are recorded as a liability on the records of the Company. Such amounts accrue interest monthly at a rate per annum equal to the Company's average investment portfolio yield for such month. Mr. Smith had similar agreements with the Company which were terminated in September 1996.

TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENT

  Severance Agreements

  During fiscal 1996, the Company entered into severance agreements with each of the Named Executive Officers and certain other officers of the Company relating to termination and compensation upon termination. The severance agreements supersede and replace the prior termination agreements with such officers. The severance agreements allow either the Company or the officer to terminate the officer's active employment with the Company for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing. The severance agreements provide that during a two year "Transition Period" following termination, the officer will continue to receive all benefits customarily provided to such officer while employed including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. "Customarily provided" refers to company practices and plans with respect to the officer's benefits and compensation in effect as of the officer's date of termination ("Termination Date"). However, such terminated officers will not be entitled to any new grants of interest in future executive bonus pools, any new grants of stock options, and payment of any compensation that is deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the Termination Date.

  Change in Control Arrangement

  On October 31, 1988, the Company's Board of Directors adopted an arrangement whereby, upon any change in control of the Company, all unvested shares and options shall vest, and all unpaid bonuses subject to installments shall be immediately due and payable. "Change in Control" is defined under this arrangement to mean the acquisition by any person or entity, directly, indirectly or beneficially, acting alone or in concert, of more than thirty-five percent (35%) of the Common Stock of the Company then outstanding.

  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH SET FORTH HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                       REGARDING EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

  This report has been prepared by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Robert A. Lothrop, Thomas T. Nicholson and John R. Simplot serve as members of the Committee. Mr. Allen T. Noble, a former director of the Company, served on the Committee until his resignation from the Company's Board of Directors in February 1996. Mr. Noble did not participate in the preparation of this report. The Committee meets at least annually or more frequently as the Company's Board of Directors may request. The Committee's primary responsibilities include the review of compensation, consisting of salary, bonuses, benefits, stock option grants and other compensation, of the Company's executive officers. Compensation for the Company's officers for fiscal 1996, including base salary, performance bonuses, stock option grants, and other compensation, were determined by the Compensation Committee and reviewed and approved by the Company's Board of Directors.

EXECUTIVE OFFICER COMPENSATION

  The executive officer compensation programs utilized by the Company are described below for the purpose of providing a general understanding of the various components of executive officer compensation. These executive officer compensation programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company and its subsidiaries. The various components of the executive officer compensation programs used by the Company are, in most cases, the same as those made available generally to employees of the Company and its subsidiaries. The following is a summary of the executive officer compensation programs:

  Cash Compensation

  Base Salary. Base salaries are established primarily upon an evaluation of the executive officer's position and contributions to the Company, including
(i) individual performance, (ii) level of responsibility, (iii) technical expertise, (iv) length of service, (v) Company performance and (vi) industry compensation levels.

  Company Performance Bonuses. Cash bonuses to executive officers are intended to reward officers for the Company's financial performance during the fiscal year. Accordingly, bonuses are determined based on performance criteria established at the beginning of each fiscal year formulated primarily as a percentage of the after-tax net profit of the Company at the end of the fiscal year. Performance bonus percentages are established according to a subjective analysis of each officer's contribution to the Company according to the same criteria utilized to determine base salary.

  Profit Sharing. The Company distributes ten percent (10%) of the Company's quarterly after-tax net profits to all eligible employees of the Company. The plan provides for equal allocation among all eligible employees of the first $500,000 of amounts eligible for distribution. Amounts exceeding $500,000 are distributed pro rata to eligible employees on the basis of base salary of eligible employees.

  Incentive Bonuses. From time to time, incentive cash bonuses are approved for payment to employees, including executive officers, for the achievement of milestones, the completion of projects identified as contributing substantially to the Company's success, and the attainment of technological advances.

  Equity Compensation

  In order to provide long-term incentive to the executive officers and employees of the Company and its subsidiaries related to long-term growth in the value of the Company's Common Stock, the Company issues incentive stock options and nonstatutory stock options to such persons under the Company's 1985 Stock Incentive Plan and the Company's 1994 Stock Option Plan (the "Stock Plans"). The determination of who receives stock options under the Stock Plans and the number of stock options granted to each such recipient is based upon the same criteria utilized to determine base salary.

  On September 30, 1996, the Compensation Committee and the Board of Directors approved an option exchange program pursuant to which employees with options having an exercise price in excess of $30.00 per share under the Stock Plans may elect to exchange such options for nonstatutory stock options having (i) an exercise price equal to the average closing price of the Company's Common Stock for the five business days preceding October 18, 1996, and (ii) generally the same terms and conditions, including vesting and expiration terms, as the options surrendered; provided, however, that nonstatutory options cannot be exercised prior to January 18, 1997. Options to purchase 2.8 million shares of the Company's Common Stock under the 1985 Stock Option Plan are eligible for exchange for options issued under the Nonstatutory Stock Option Plan adopted by the Board of Directors on September 30, 1996. Options to purchase 907,000 shares of the Company's Common Stock are eligible for exchange under the 1994 Stock Option Plan.

  Other Compensation

  In addition to cash and equity compensation programs, the executive officers participate in various other employee benefit plans, including, but not limited to, a time-off plan. Under the time-off plan, all employees of the Company, including executive officers, are allowed to accumulate a predetermined nondiscriminatory number of hours for vacation, holiday, sick time, emergencies and personal needs. Hours accumulated in excess of 500 that are not used are paid in cash. Executive officer participation in various clubs, organizations and associations may also be funded by the Company.

  Payment/Exercise Restrictions

  In an effort to encourage employees and executive officers to remain employed by the Company and to promote Company performance, many compensation programs for employees and executive officers contain provisions which subject the payment or realization of benefits under such programs to certain conditions. In this regard, Company performance bonuses awarded to each executive officer are earned and paid in equal annual installments over a five year period, subject to the following conditions: (i) the Company is profitable in the year of payment; (ii) the individual remains employed by the Company or a subsidiary of the Company; and (iii) the Board of Directors approves the payment of the annual installment. Likewise, stock options granted to executive officers typically have a term of six years and vest twenty percent (20%) each year for a period of five years from the date of grant.

CEO COMPENSATION

  On October 2, 1995, Steven R. Appleton's annual base salary was raised from $450,000 to $550,000 based primarily on Mr. Appleton's overall performance and the Company's performance during the prior fiscal year, Mr. Appleton's anticipated performance for fiscal 1996 and the Committee's assessment of the compensation practices of other semiconductor manufacturing companies.
Mr. Appleton's cash bonus payments in fiscal 1996 were attributable primarily to the receipt of annual installments of Company performance bonuses for fiscal years 1994, 1995 and 1996. See the description of "Company Performance Bonuses" in this Report. See also the description under the subheading "Payment/Exercises Restrictions" in this Report.

  On October 2, 1995, the Committee granted Mr. Appleton stock options to purchase 60,000 shares of the Company's Common Stock. The Company granted stock options to other executive officers at the same time. The Compensation Committee did not have a plan pursuant to which a predetermined number of options was allocated to Mr. Appleton. The actual number of options granted to Mr. Appleton was based upon subjective and objective factors, such as, his individual performance, his position in the Company relative to the other executive officers who received option grants on the same date, the Company's overall performance, his length of service with the Company, his past contributions to the success of the Company, his expected contributions to the future success of the Company and industry practices.

                            Compensation Committee of the Board of Directors
                                          Robert A. Lothrop
                                          Thomas T. Nicholson
                                          John R. Simplot

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. In September 1996 the Company purchased approximately 32 acres of real property from the J.R. Simplot Self Declaration of Revocable Trust for the construction of a freeway interchange near the Company's manufacturing facilities in Boise, Idaho. The purchase price for the property was approximately $221,000.

                               PERFORMANCE GRAPH

  The following graph illustrates a five-year comparison of cumulative total returns for the Company's Common Stock, the S&P 500 Composite Index, and the S&P Electronics (Semiconductors) Index from August 31, 1991, through August 31, 1996. In September 1994, the Company was added to the S&P Electronics (Semiconductors) Index. For purpose of this disclosure, current companies of S&P Electronics (Semiconductors) Index include Advanced Micro Devices, Inc.; Applied Materials, Inc.; Intel Corporation; Micron Technology, Inc.; Motorola, Inc.; National Semiconductor Corporation; and Texas Instruments Incorporated.

  Note: Management cautions that the stock price performance information shown in the graph below is provided as of fiscal year-end and may not be indicative of current stock price levels or future stock price performance.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    AMONG MICRON TECHNOLOGY, INC., S&P ELECTRONICS (SEMICONDUCTORS) INDEX
                           S&P 500 COMPOSITE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             MICRON         S&P           S&P 500
Measurement Period           TECHNOLOGY     ELECTRONICS   COMPOSITE
(Fiscal Year Covered)        INC.           INDEX         INDEX
-------------------          ----------     -----------   ---------
Measurement Pt-08/31/91      $  100         $100         $100
FYE  08/31/92                $  108         $122         $108
FYE  08/31/93                $  380         $274         $124
FYE  08/31/94                $  720         $290         $131
FYE  08/31/95                $2,761         $515         $159
FYE  08/31/96                $  820         $394         $189

  The Company operates on a 52/53 week fiscal year which ends on the Thursday closest to August 31. Accordingly, the last trading day of the Company's fiscal year varies. For consistent presentation and comparison to the industry indices shown herein, the Company has calculated its stock performance graph assuming an August 31 year-end. The performance graph assumes $100 invested on August 31, 1991, in Common Stock of Micron Technology, Inc., the S&P 500 Composite Index, and the S&P Electronics (Semiconductors) Index. Any dividends paid during the period presented are assumed to be reinvested. The performance was plotted using the following data:

                                                      YEAR ENDING AUGUST 31
                                                 -------------------------------
                                                 1991 1992 1993 1994  1995  1996
                                                 ---- ---- ---- ---- ------ ----
Micron Technology, Inc.......................... $100 $108 $380 $720 $2,761 $820
S&P Electronics (Semiconductors) Index..........  100  122  274  290 $  515 $394
S&P 500 Composite Index.........................  100  108  124  131 $  159 $189

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending August 28, 1997. Coopers & Lybrand L.L.P. has been the Company's independent accountants since fiscal 1985. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE
                    APPOINTMENT OF COOPERS & LYBRAND L.L.P.

3. OTHER MATTERS

  The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of Proxy will vote, in their discretion, the shares they represent.

                                          THE BOARD OF DIRECTORS

Dated: October 18, 1996

                               [MAP APPEARS HERE]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         [LOGO OF MICRON APPEARS HERE]

                      1996 ANNUAL MEETING OF SHAREHOLDERS
                               November 18, 1996

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 1996 Annual Meeting of Shareholders and Proxy Statement, each dated October 18, 1996, and hereby appoints Steven R. Appleton and Wilbur G. Stover, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Shareholders of Micron Technology, Inc., to be held November 18, 1996, at 9:00 a.m., Mountain Standard Time, at the BOISE CENTRE ON THE GROVE, 850 W. Front Street, Boise, Idaho 83702, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.  ELECTION OF DIRECTORS:    [_] FOR nominees listed below      [_] WITHHOLD authority to vote for all
                                  (except as indicated)              nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE FOLLOWING LIST: Steven R. Appleton; Jerry M. Hess; Robert A. Lothrop; Thomas T. Nicholson; Don J. Simplot; John R. Simplot; Gordon C. Smith

                         (to be signed on reverse side)



                          (continued from other side)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997:

           [_] FOR                   [_] AGAINST            [_] ABSTAIN

and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote, in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

                                        Dated _____________,1996


                                        ------------------------
                                        Signature

                                        ------------------------
                                        Signature

(This proxy should be voted, signed, and dated by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)